Exhibit 99.1

Owens-Illinois, Inc. Commences Tender Offer and Consent Solicitation for Owens-Illinois, Inc.’s 7.15% Senior Notes due 2005

BSN Glasspack S.A. Commences Tender Offer and Consent Solicitation for BSN Financing Co. S.A.’s 10-1/4% Senior Subordinated Notes Due 2009 and BSN Glasspack Obligation S.A.’s 9-1/4% Senior Subordinated Notes Due 2009

TOLEDO, Ohio, Nov. 15, 2004 — Owens-Illinois, Inc. (NYSE: OI) (“Owens-Illinois”) announced today that it commenced a cash tender offer for any and all of its outstanding 7.15% Senior Notes due 2005 (the “7.15% Notes”) in the aggregate principal amount of $350 million (the “Owens-Illinois Offer”) and that BSN Glasspack S.A., an indirect wholly-owned subsidiary of Owens-Illinois (“BSN”), commenced a cash tender offer for any and all of the approximately 140 million euros of outstanding 10-1/4% Senior Subordinated Notes due 2009 of BSN Financing Co. S.A. (the “10-1/4% Notes”) and any and all of the approximately 160 million euros of outstanding 9-1/4% Senior Subordinated Notes due 2009 of BSN Glasspack Obligation S.A. (the “9-1/4% Notes”) (collectively, the “BSN Offers”).  In connection with the Owens-Illinois Offer and BSN Offers, Owens-Illinois and BSN are soliciting respective holders to consent to proposed amendments to the indentures governing the respective notes, which will eliminate certain covenants and events of default.  Holders tendering their notes will be required to consent to the proposed amendments.  Holders may not tender their notes without delivering consents or deliver consents without tendering their notes.

The Owens-Illinois Offer will expire at 12:01 a.m., New York City time, on Tuesday, December 14, 2004, unless extended or earlier terminated (the “Owens-Illinois Offer Expiration Time”).  Holders who validly tender their 7.15% Notes and validly deliver their consents prior to the Owens-Illinois Offer Expiration Time will be entitled to receive $1,003.55, payable in cash, for each $1,000 of 7.15% Notes accepted for payment.  Holders who validly tender their 7.15% Notes and validly deliver their consents prior to 5:00 p.m., New York City time, on Monday, November 29, 2004, unless extended or earlier terminated, will be entitled to receive $1,018.55, payable in cash, for each $1,000 principal amount of 7.15% Notes accepted for payment, which amount includes a consent payment of $15.00 per $1,000 of 7.15% Notes accepted for payment.  All holders tendering before the Owens-Illinois Offer Expiration Time will be paid accrued and unpaid interest on the principal amount tendered to, but excluding, the date such notes are accepted for payment.

The terms and conditions of the Owens-Illinois Offer, including Owens-Illinois’ obligation to accept the 7.15% Notes tendered and pay the purchase price therefore, are set forth in Owens-Illinois’ Offer to Purchase and Consent Solicitation Statement dated November 15, 2004.  Owens-Illinois may amend, extend or, subject to certain conditions, terminate the Owens-Illinois Offer.

The BSN Offers will expire at 9:00 a.m., London time, on Tuesday, December 14, 2004, unless extended or earlier terminated (the “BSN Offer Expiration Time”).  Holders who validly tender their 10-1/4% Notes and validly deliver their consents prior to the BSN Offer Expiration Time will be entitled to receive 1,033.75 euros payable in cash, for each 1,000 euros principal amount of 10-1/4% Notes accepted for payment.  Holders who validly tender their 10-1/4% Notes prior to 5:00 p.m., London time, on Monday, November 29, 2004, unless extended or earlier terminated, will be entitled to receive 1,053.75 euros, payable in cash, for each 1,000 euros principal amount of 10-1/4% Notes accepted for payment.  Holders who validly tender their 9-1/4% Notes and validly deliver their consents prior to the BSN Offer Expiration Time will be entitled to receive 1,125.90 euros, payable in cash, for each 1,000 euros principal amount of 9-1/4% Notes accepted for payment.  Holders who validly tender their 9-1/4% Notes prior to 5:00 p.m., London time, on Monday, November 29, 2004, unless extended or earlier terminated, will be entitled to receive 1,145.90 euros, payable in cash, for each 1,000 euros principal amount of 9-1/4% Notes accepted for payment.  All holders tendering before the BSN Offer Expiration Time will be paid accrued and unpaid interest on the principal amount tendered to, but excluding, the date such notes are accepted for payment.  The BSN Offers are not being made, directly or indirectly, in or into the Republic of Italy.

The terms and conditions of the BSN Offers, including BSN’s obligation to accept the 10-1/4% Notes and the 9-1/4% Notes tendered and pay the purchase price therefore, are set forth in BSN’s Offer to Purchase and Consent Solicitation Statement dated November 15, 2004.  BSN may amend, extend or, subject to certain conditions, terminate the BSN Offers.

Owens-Illinois has retained Goldman, Sachs & Co. and BNP Paribas Securities Corp. as the Dealer Managers in connection with the Owens-Illinois Offer and the BSN Offers and has retained Global Bondholder Services Corporation as information agent and tender agent in connection with the Owens-Illinois Offer.  Questions regarding the Owens-Illinois Offer or the BSN Offers and requests for documents may be directed to Goldman, Sachs & Co. at (212) 357-5680 or toll free at (877) 686-5059 or Goldman Sachs International at +44 (0) 20 7774 0923 or to BNP Paribas Securities Corp. at (212) 841-3059 or BNP Paribas at +44 (0) 20 7595 8014.  Questions regarding the Owens-Illinois Offer and requests for documents can also be directed to Global Bondholder Services Corporation toll free at (866) 795-2200 Attn:  Corporate Actions.

This press release shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any securities.  Any such offer or solicitation will be made only by means of the Owens-Illinois Offer to Purchase and Consent Solicitation Statement dated November 15, 2004 and the BSN Offer to Purchase and Consent Solicitation Statement dated November 15, 2004.

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Any forward looking statements in this news release are based on certain assumptions and expectations made by Owens-Illinois in light of its experience and expectations with respect to future developments and other factors it believes are appropriate in the circumstances.  Forward looking statements are not a guarantee of future events and actual results or developments may differ materially from expectations.

CONTACT:  OWENS-ILLINOIS, Sara Theis, (419) 247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at http://www.o-i.com; or at http://www.prnewswire.com.

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